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                                                                    EXHIBIT 99.2

(NORRELL
  CORPORATION(R) LOGO)                                                      NEWS

Interim Contacts                            Norrell Contacts:
        Media:  Liza Palermo                        Media: Gene Stevenson
                (404) 240-3661                             (404) 240-3446

        Investor: Deirdre Skolfield                 Investor: Barbara Marxer
                  (954) 489-6225                    (404) 240-3286

INTERIM SERVICES INC. AND NORRELL CORPORATION TO MERGE TRANSACTION TO CREATE $4 BILLION LEADER IN STAFFING, HUMAN CAPITAL MANAGEMENT

Ft. Lauderdale, FL and Atlanta, GA, March 25, 1999 --- Interim Services Inc. (NYSE:IS) and Norrell Corporation (NYSE:NRL), two of the world's leading workforce management companies, today announced a definitive agreement for Norrell to merge with Interim.

Shareholders of Norrell will receive 0.9 shares of Interim stock for each Norrell share on a tax-deferred basis. Norrell shareholders electing to receive cash in lieu of stock will have the right to do so within certain limitations and on a taxable basis. The Interim stock will constitute a maximum of 90 percent of the total consideration. Based on yesterday's closing price and estimated debt to be assumed, the transaction is valued at approximately $553 million. The transaction is expected to conclude during the second quarter 1999 subject to regulatory and shareholder approval. The transaction, which will be accounted for as a purchase and at the maximum stock component, is expected to be accretive to Interim 1999 diluted earnings per share by about $0.01. This accretion estimate does not include potential operating synergies, but does take into consideration a reduction in net earnings expectations for Norrell's 1999 fiscal year to approximately $1.39 to $1.42 per share. The foregoing estimates also exclude Norrell's Y2K operating charges during the last six months of 1999, which are projected to be $ 0.10 per diluted Interim share. Accretion per diluted Interim share for the year 2000, including currently estimated operating synergies, is expected to be $0.10 to $0.20.

"The merger with Norrell brings the development of our portfolio of services in the area of human capital management to near completion. The transaction significantly increases the scope of our information technology, accounting and commercial staffing business units, while adding two new services to the Interim portfolio -- outsourcing and call center services," said Interim Chairman, President and CEO Ray Marcy. "In addition, we have adequately penetrated the North American market through the merger with Norrell and expect this transaction to mark the completion of large acquisitions in North America."



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"Our organization has always had the highest level of respect for Norrell as a competitor. Interim and Norrell adhere to a similar sales strategy that focuses on value-added services, as opposed to price discounting. In addition, both Interim and Norrell have evolved to offer clients a variety of services that aid in the strategic management of human capital. Because of the similarity in sales philosophy and the complementary nature of the two companies' field locations and service offerings, we believe integration will be a smooth and successful process. "

Marcy added, "We look forward to the geographical coverage that will make us a powerful force in key areas, such as Chicago, Atlanta, Northern California, and the Northeast, as well as the addition of Norrell's global account team, which focuses on high-level integrated sales. We stand to benefit from the fact that while Interim has targeted Fortune 1000 clients, Norrell has focused more on Fortune 100 clients."

Doug Miller, Norrell chairman and chief executive officer, said "Norrell and Interim share a similar vision and have pursued marketplace positioning as strategic workforce management and human capital management companies, respectively. The combined companies will have enhanced capabilities to serve clients on a global basis with the widest range of services available in the industry."

Positive Service Mix Shift

The merger with Norrell will result in significant changes to the Interim service mix, reflecting a continuing emphasis on professional and managed services. Combined for the calendar year 1999, service mix for the combined companies is expected to be as follows:

- Managed services will increase from approximately 16% to nearly 26% of revenues.
-        Permanent placement business shifts from 13% to 8% of revenues.
-        Flexible staffing will remain at 53% of revenues.
- Consulting revenues will decline from approximately 16% to 13% of revenues

Assuming completion of the merger, Interim estimates the combined companies' 1999 revenues will be $4 billion. Based upon 1998 information, Interim believes the combined companies' industry ranking would be 3rd largest in the US in terms of revenue and 4th largest worldwide in terms of EBITDA (earnings before interest, taxes, depreciation and amortization).

Service lines new to Interim
Combining the companies' revenues for the calendar year 1999, the transaction is estimated to add:
- More than $250 million in outsourcing revenues - a predominantly new area of service for Interim - which would increase the Managed Staffing revenues of the combined companies to approximately $1 billion. Norrell's outsourcing business assumes responsibility for the management of functions either at a client's site or at an independent service center. Examples include administrative support centers, workforce selection, sales resource and call centers.

- Significant expertise in call center operations, which is a natural and strategic expansion of Interim's help desk business. Norrell's call centers manage inbound communication such as reservations, customer service requests and order processing.



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Expansion of existing Interim service lines
Combining the companies' revenues for 1999, the transaction is estimated to add:
- Information technology (IT) revenues of $250 million, increasing total IT revenues for Interim to approximately $1 billion. The combined companies' comprehensive IT service offerings would position Interim as a clear global leader within this sector. Norrell's' complementary IT practice areas include Enterprise Resource Product (ERP) implementation and emerging technologies, as well as staffing, consulting and educational services.

- More than $40 million in estimated accounting revenues, which would extend Interim North American accounting revenues beyond the $100 million mark in 1999. Combined with Michael Page, Interim estimates total worldwide accounting/finance revenues would exceed $600 million in 1999.

- Approximately $800 million in commercial staffing revenues, which would shift the Interim commercial staffing business mix to 60% clerical and 40% light industrial. Combined company commercial staffing revenues are estimated at $1.8 billion in 1999. In addition, management believes that the combined companies' success in the On-Premise service line would create a clear and powerful North American leader in this area.

- Interim's successful internal technology strategies are expected to provide operating efficiencies and solutions that complement Norrell's internal technology initiatives.

Management Change
Doug Miller, chairman and CEO, will remain with the combined companies for a transition period and play a valuable role in the integration process and transition of leadership to Marcy. Upon completion of the transaction, Norrell founder Guy W. Millner, with an estimated 10% of outstanding Interim shares, will be one of Interim's largest individual shareholders and a Director of Interim.

Financing

This news release is intended to take advantage of the "safe harbor" provided by the Private Securities Litigation Reform Act of 1995 with respect to such forward-looking statements and contains certain forward-looking statements and information that involve risks and uncertainties. Where used in this release, the words "anticipate," "believe", "estimate", "expect," and similar expressions are intended to identify forward-looking statements. The actual results of the merged companies could differ materially from the results anticipated by such forward looking statements. Among the factors that may have a direct bearing on the companies' results are the companies' ability to attain expected synergies, the ability to integrate Norrell's operations, fluctuations in economic conditions in the companies' markets, the degree and nature of competition, price competition, the companies' ability to recruit and place employees, their ability to attract new clients and retain key management, and other factors discussed in the reports filed by Interim and Norrell with the securities and exchange commission.



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About Interim Services Inc.
Interim Services Inc., headquartered in Ft. Lauderdale, FL, is a leader in the assessment, measurement and deployment of human capital. Through a network of nearly 880 offices throughout North America, Europe and Australia/Asia, the Company generated revenues of approximately $1.9 billion in 1998. It provides flexible staffing, consulting, search/recruitment and managed services in accounting, information technology, legal, human resources, sales and marketing; as well as administrative, clerical and light industrial. More information is available on the Interim website at www.interim.com.

About Norrell Corporation
Norrell Corporation is a strategic workforce management company that integrates client business strategies with workforce strategies to strengthen organizational effectiveness and flexibility. With 1999 annualized revenues of approximately $1.4 billion, the company provides its services to an extensive client base through a multinational network of company-owned, franchised and outsourcing locations. Norrell's web site is http://www.norrell.com.
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